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First Internet Bancorp

Nicole Lorch

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FIRST INTERNET BANCORP REPORTS STRONG EARNINGS GROWTH

IN SECOND QUARTER, RECORD FIRST HALF RESULTS

INDIANAPOLIS, IN – July 24, 2013 - First Internet Bancorp (NASDAQ: INBK), parent company of First Internet Bank of Indiana (www.firstib.com), a premier nationwide provider of online retail banking services and commercial banking services, today announced unaudited financial results for the three months and six months ended June 30, 2013.

“We are reporting strong second quarter results,” said David Becker, Chairman and CEO. “Year over year, second quarter net income rose 34%, our commercial loan portfolio grew 66%, and non-interest income increased 76%.”

Highlights for the quarter ended June 30, 2013:

•	Net income was a record $1.71 million or $0.59 per diluted share in the second quarter 2013 compared with $1.28 million or $0.45 per diluted share in the second quarter 2012.
•	Return on average assets in second quarter 2013 increased to 1.07% from 0.83% in the prior year’s second quarter, and return on average equity rose to 10.86% compared with 8.92% in second quarter 2012.
•	Total assets were $656.77 million at June 30, 2013, the highest in the company’s history, compared with $623.95 million at June 30, 2012.
•	Mortgage originations grew 25% to $232.54 million in second quarter 2013 compared to $186.06 in the second quarter 2012.
•	The company’s second quarter dividend of $0.06, following the company’s 3-for-2 stock split in second quarter 2013, was the equivalent of a 50% increase of its quarterly cash dividend paid in first quarter 2013.
•	First Internet Bancorp common stock was added to the Russell Microcap Index, the MSCI USA Micro Cap Index and the ABA NASDAQ Community Bank Index.

Highlights for the six months ended June 30, 2013:

•	For the six months ended June 30, 2013, net income was $3.20 million or $1.11 per diluted share, a company record for first half earnings.
•	Commercial real estate and commercial & industrial loan activity was strong, with $45.54 million in commercial loans closed in first half 2013 compared with $26.21 million in first half 2012.
•	Total non-interest income, driven by gain on loans sold, rose to $6.89 million in first half 2013 compared with $4.14 million in first half 2012.

“First Internet’s second quarter and first half results reflect the continuing expansion of the bank and progress toward our goal of being a strong national presence in retail and commercial banking,” said David Becker, Chairman and CEO. “We have added experienced talent to our retail and commercial lending teams and have also strengthened our finance and support teams to enhance efficiency, risk management and regulatory compliance.”

Second Quarter Income Statement Reflects Year-Over-Year Growth in Interest and Non-Interest Income

For the quarter ended June 30, 2013, net income was $1.71 million or $0.59 per diluted share. Net interest income after provision for loan losses was $4.21 million in second quarter 2013, up 27% over second quarter 2012.

Total interest expense in second quarter 2013 declined to $1.92 million compared with $2.16 million in second quarter 2012. The company held interest rates on deposits steady as core deposits climbed, allowing the company to reduce its use of higher-cost Federal Home Loan Bank borrowings. The company’s average cost of funds was 1.35% in second quarter 2013, compared with 1.58% in second quarter 2012.

Net interest margin increased to 2.78% at June 30, 2013 compared with 2.63% at June 30, 2012. Loan growth, lower interest expense and management of the company’s investment portfolio contributed to the increase.

Total non-interest income in second quarter 2013 increased 76% to $3.82 million over second quarter 2012. Gains on loans sold and secondary market hedges contributed to the increase.

Total non-interest expense in second quarter 2013 was $5.62 million compared with $3.80 million in second quarter 2012. Increased salaries and benefits expense reflected continued investment in experienced talent, primarily in mortgage lending and commercial banking. To support mortgage lending growth, the company established a residential mortgage loan processing center in Tempe, Arizona, and expanded facilities in the Indianapolis area.

Becker stated: “While we remain committed to our efficient and highly scalable operating model with minimal reliance on brick and mortar facilities, supporting current and future growth requires investments in quality people and critical facilities.”

Balance Sheet, Deposit Growth, Loan Activity and Asset Quality Highlights

The company’s total assets of $656.77 million at June 30, 2013 demonstrated steady year-over-year growth, up from $623.95 million at June 30, 2012. Total deposits at June 30, 2013 were up 7.5%, to $561.16 million over the same quarter in the prior year.

Net loans after allowance for loan losses were $360.80 million at June 30, 2013 compared with $341.57 million at June 30, 2012, with the portfolio showing strong growth in commercial loans. Commercial loans comprised 35% of the company’s total loan portfolio at June 30, 2013 compared with 22% at June 30, 2012. Commercial real estate loans increased 64% to $112.68 million at June 30, 2013, compared with $68.90 million at June 30, 2012. Commercial & industrial lending grew to $15.13 million at June 30, 2013, compared with $8.12 million at June 30, 2012. The company’s commercial banking business, which in the first half was augmented with cash management services and a business credit card, continued to demonstrate gains.

Residential mortgage originations demonstrated positive year-over-year and consecutive quarter trends. The total value of mortgages originated grew to $232.54 million in second quarter 2013 compared with $186.06 million in the second quarter 2012. Purchase mortgages accounted for 24% of the company’s residential loan originations.

The company’s loan and asset quality remained strong, with non-performing loans at June 30, 2013 declining to $2.89 million from $8.37 million at June 30, 2012. The ratio of non-performing loans to total assets was 0.71% in second quarter 2013 compared with 2.19% in second quarter 2012.

Capital Position

The bank and holding company continue to exceed all regulatory capital requirements, with a Tier 1 leverage ratio of 9.00% at the bank and 9.13% at the holding company.

Outlook

Becker commented: “We have a robust pipeline for commercial loans. Somewhat improved economic conditions seem to be having a positive impact on commercial real estate lending opportunities, with higher levels of activity in construction and income properties. First Internet’s C&I business is performing well, and while we face considerable competition, we are committed to making quality loans.”

About First Internet Bancorp

First Internet Bancorp (NASDAQ: INBK) is the parent company of First Internet Bank of Indiana. First Internet Bank opened for business in 1999. The Bancorp became the parent of the Bank effective March 21, 2006.

About First Internet Bank

First Internet Bank of Indiana is the first state-chartered, FDIC-insured institution to operate solely via the Internet and has customers in all 50 states. Deposit services include checking accounts, regular and money market savings accounts with industry-leading interest rates, CDs and IRAs. First Internet Bank also offers consumer loans, conforming mortgages, jumbo mortgages, home equity loans and lines of credit, and commercial loans. The bank is a wholly owned subsidiary of First Internet Bancorp.

Safe Harbor Statement

This press release may contain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance or business of the company. Forward-looking statements are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Forward-looking statements are not a guarantee of future performance or results, are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the information in the forward-looking statements. Factors that may cause such differences include: changes in interest rates; risks associated with the regulation of financial institutions and holding companies, including capital requirements and the costs of regulatory compliance; failures or interruptions in communications and information systems; general economic conditions and conditions in the lending markets; competition; the plans to grow commercial lending; the loss of key members of management and other matters discussed in the press release. For a further list and description of such risks and uncertainties, see our periodic reports filed with the U.S. Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be set forth in our periodic reports.

Financial Tables Follow

First Internet Bancorp

Consolidated Balance Sheets (unaudited)

(in thousands)

	June 30, 2013	June 30, 2012

Cash and due from banks	1,355	1,344
Interest-bearing demand deposits	14,093	34,658
Total cash and cash equivalents	15,448	36,002

Interest bearing time deposits	2,500	-
Securities - AFS	193,934	182,671
Loans held for sale	42,271	34,960

Gross loans	362,983	343,340
Net deferred expenses	3,344	3,954
Allowance for loan losses	(5,527)	(5,727)
Net loans	360,800	341,567

Accrued interest receivable	2,271	2,264
FHLB stock	2,943	2,943
Bank owned life insurance	11,735	11,346
Goodwill	4,687	4,687
Other real estate owned	5,156	750
Premises and equipment	6,740	894
Other assets	8,280	5,861

Total assets	656,765	623,945

Non-interest bearing demand deposits	16,915	13,588
Interest bearing demand deposits	73,321	64,458
Savings and money market deposits	230,977	200,287
Time deposits	239,949	243,692
Total deposits	561,162	522,025

FHLB advances	23,740	40,629
Subordinated debt	2,745	-
Accrued interest payable	100	115
Accrued payroll and related expenses	1,469	1,140
Other liabilities	6,371	1,786
Total liabilities	595,587	565,695

Common stock	41,826	41,346
Retained earnings	20,938	15,323
Accumulated other comprehensive income / (loss)	(1,586)	1,581
Shareholders’ equity	61,178	58,250

Total liabilities & equity	656,765	623,945

First Internet Bancorp

Consolidated Statements of Income (unaudited)

(in thousands, except share data)

	Quarter Ended
	June 30, 2013	June 30, 2012

Securities income	1,277	1,320
Loan income	4,861	4,716
Other interest income	21	19
Total interest income	6,159	6,055

Deposit interest expense	1,656	1,826
Other interest expense	267	338
Total interest expense	1,923	2,164

Net interest income	4,236	3,891

Provision for loan losses	24	564

Net interest income after provision	4,212	3,327

Service charges and fees	179	166
Gain on loans sold	2,249	2,034
Gain on secondary marketing hedge	1,208	-
Other-than-temporary impairment loss	-	(92)
Loss on asset disposals	(4)	(31)
Other non-interest income	186	98
Total non-interest income	3,818	2,175

Salaries and employee benefits	2,846	1,929
Marketing, advertising and promotion	455	341
Consulting and professional fees	561	272
Data processing	232	238
Loan expenses	285	303
Premises and equipment	715	350
Deposit insurance premiums	115	121
Other non-interest expense	415	241
Total non-interest expense	5,624	3,795

Income before taxes	2,406	1,707

Tax provision	694	428

Net Income	1,712	1,279

Diluted weighted average shares	2,888,260	2,867,763

Diluted EPS	0.59	0.45

First Internet Bancorp

Consolidated Statements of Income (unaudited)

(in thousands, except share data)

	Six Months Ended
	June 30, 2013	June 30, 2012

Securities income	2,046	2,666
Loan income	9,903	9,513
Other interest income	39	37
Total interest income	11,988	12,216

Deposit interest expense	3,284	3,646
Other interest expense	575	677
Total interest expense	3,859	4,323

Net interest income	8,129	7,893

Provision for loan losses	158	1,134

Net interest income after provision	7,971	6,759

Service charges and fees	338	361
Gain on loans sold	5,260	3,785
Gain on secondary marketing hedge	1,208	-
Other-than-temporary impairment loss	(34)	(92)
Loss on asset disposals	(268)	(101)
Other non-interest income	384	190
Total non-interest income	6,888	4,143

Salaries and employee benefits	5,225	3,920
Marketing, advertising and promotion	827	732
Consulting and professional fees	1,214	599
Data processing	446	468
Loan expenses	365	488
Premises and equipment	1,116	762
Deposit insurance premiums	227	219
Other non-interest expense	850	489
Total non-interest expense	10,270	7,677

Income before taxes	4,589	3,225

Tax provision	1,389	800

Net Income	3,200	2,425

Diluted weighted average shares	2,887,207	2,866,174

Diluted EPS	1.11	0.85

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